PATENT LICENSE AGREEMENT

                                        between

                               LUCENT TECHNOLOGIES INC.

                                          and

                        CENTIGRAM COMMUNICATIONS CORPORATION

                          Effective as of October 1, 1998








Relating to Various Product

PATENT LICENSE AGREEMENT

TABLE OF CONTENTS

ARTICLE I - GRANTS OF LICENSES

  1.01 Grant
  1.02 Duration and Extent
  1.03 Scope
  1.04 Ability to Provide Licenses
  1.05 Joint Inventions
  1.06 Publicity

ARTICLE II - ROYALTY AND PAYMENTS

  2.01 Initial Fee
  2.02 Running Royalty [ * ]
  2.03 Accrual
  2.04 Records and Adjustments
  2.05 Reports and Payments

ARTICLE III - TERMINATION

  3.01 Breach
  3.02 Voluntary Termination
  3.03 Survival

ARTICLE IV - MISCELLANEOUS PROVISIONS

  4.01 Disclaimer
  4.02 [ * ]
  4.03 Addresses
  4.04 Taxes
  4.05 Choice of Law
  4.06 Integration
  4.07 Outside the United States
  4.08 Dispute Resolution
  4.09 Releases
  4.10 Confidentiality
  4.11 Counterparts

DEFINITIONS APPENDIX


PATENT LICENSE AGREEMENT


Effective as of October 1, 1998, LUCENT TECHNOLOGIES INC., a Delaware corporation ("LUCENT"), having an office at 600 Mountain Avenue, Murray Hill, New Jersey 07974, and CENTIGRAM COMMUNICATIONS CORPORATION, a Delaware corporation ("CENTIGRAM"), having an office at 91 East Tasman Drive, San Jose, California 95134 agree as follows:?


ARTICLE I

GRANTS OF LICENSES


1.01 Grant

        (a) LUCENT grants to CENTIGRAM under LUCENT's PATENTS personal, nonexclusive and non-transferable licenses for:

[ * ]

        (b) CENTIGRAM grants to LUCENT under CENTIGRAM's PATENTS personal, nonexclusive, royalty-free and non-transferable licenses for [ * ]

1.02 Duration and Extent

Subject to the provisions of ARTICLE III and Section 4.02, all licenses granted herein shall continue [ * ]

1.03 Scope

        (a) The licenses granted herein are licenses to (i) make, have made, use, lease, sell and import LICENSED PRODUCTS; (ii) make, have made, use and import machines, tools, materials and other instrumentalities, insofar as such machines, tools, materials and other instrumentalities are involved in or incidental to the development, manufacture, testing or repair of LICENSED PRODUCTS which are or have been made, used, leased, owned, sold or imported by the grantee of such license; and (iii) convey to any customer of the grantee, with respect to any LICENSED PRODUCT which is sold or leased by such grantee to such customer, rights to use and resell such LICENSED PRODUCT as sold or leased by such grantee (whether or not as part of a larger combination); provided, however, that no rights may be conveyed to customers with respect to any invention which is directed to (1) a combination of such LICENSED PRODUCT (as sold or leased) with any other product [ * ] (2) a method or process which is other than the inherent use of such LICENSED PRODUCT itself (as sold or leased), or (3) a method or process involving the use of a LICENSED PRODUCT to manufacture (including associated testing) any other product.

        (b) Licenses granted herein to CENTIGRAM are not to be construed either (i) as consent by the grantor to any act which may be performed by the grantee, except to the extent impacted by a patent licensed herein to the grantee, or (ii) to include licenses to contributorily infringe [ * ] or to induce infringement under U.S. law or a foreign equivalent thereof.
[ * ]

        (c) The grant of each license hereunder includes the right to grant sublicenses within the scope of such license to a party's RELATED COMPANIES for so long as they remain its RELATED COMPANIES. Any such sublicense may be made effective retroactively, but not prior to the effective date hereof, nor prior to the sublicensee's becoming a RELATED COMPANY of such party. Each party shall not have any right to sublicense any entity other than as specified in this Section.

1.04 Ability to Provide Licenses

        (a) It is recognized that certain actions of the parties to this Agreement may limit their ability to provide licenses hereunder without constituting a breach. In particular, (i) prior to the earliest filing of a patent application disclosing an invention of a party or its RELATED COMPANY, such party or RELATED COMPANY may assign to a third party the title to patents on such invention, or (ii) prior to the execution of this Agreement, a party or its RELATED COMPANY may have limited by contract its ability to provide licenses hereunder with respect to certain patents or technologies.

        (b) Each party agrees to disclose to the other party, promptly upon receipt of a written request for such disclosure, any such assignment or other contractual limitation with respect to any patent and/or technology which is specifically identified in such request.

        (c) Each party represents that it has already disclosed to the other party any such assignment or other contractual limitation currently in effect with respect to any patent and/or technology specifically identified in any such disclosure request received by it prior to execution of this Agreement.

        (d) A party's failure to meet any obligation hereunder, due to the assignment of title to any invention or patent, or the granting of any licenses, to the United States Government or any agency or designee thereof pursuant to a statute or regulation of, or contract with, such Government or agency, shall not constitute a breach of this Agreement.

        (e) LUCENT represents to CENTIGRAM that it has the right to license LUCENT's PATENTS as specified in this Agreement and CENTIGRAM represents to LUCENT that it has the right to license CENTIGRAM's PATENTS as specified in this Agreement.

1.05 Joint Inventions

        (a) There are countries (not including the United States) which require the express consent of all inventors or their assignees to the grant of licenses or rights under patents issued in such countries for joint inventions.

        (b) Each party shall give such consent, or shall obtain such consent from its RELATED COMPANIES, its employees or employees of any of its RELATED COMPANIES, as required to make full and effective any such licenses and rights respecting any joint invention granted to the grantee hereunder by such party and by another licensor of such grantee.

        (c) Each party shall take steps which are reasonable under the circumstances to obtain from third parties whatever other consents are necessary to make full and effective such licenses and rights respecting any joint invention purported to be granted by it hereunder. If, in spite of such reasonable steps, such party is unable to obtain the requisite consents from such third parties, the resulting inability of such party to make full and effective its purported grant of such licenses and rights shall not be considered to be a breach of this Agreement.

1.06 Publicity

Nothing in this Agreement shall be construed as conferring upon either party or its RELATED COMPANIES any right to include in advertising, packaging or other commercial activities related to a LICENSED PRODUCT, any reference to the other party (or any of its RELATED COMPANIES), its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such LICENSED PRODUCT is in any way certified by the other party hereto or its RELATED COMPANIES.


ARTICLE II

ROYALTY AND PAYMENTS


2.01 Initial Fee

[ * ] CENTIGRAM shall pay LUCENT after October 1, 1998 and before October 31, 1998 (but in no case sooner than 10 days after execution of this Agreement by LUCENT), the sum of nine million, two hundred thousand United States dollars (U.S. $9,200,000.00). This fee shall not be creditable with respect to any additional payments due under Sections 2.02 and 4.02 and in no event shall such fee or any portion thereof be refunded to CENTIGRAM.

2.02 Running Royalty [ * ]

2.03 Accrual

        (a) Royalty shall accrue and become payable under Section 2.02 upon the receipt of revenues for such product or service. Obligations to pay royalties under Section 2.02 for time periods prior to any termination of licenses and rights pursuant to Article III shall survive such termination and the expiration of any patent.

        (b) Royalties which have accrued under Section 2.02 but have not been paid for any company which is a RELATED COMPANY of the acquired, separately identifiable business and then ceases to be the same, shall become payable with the next scheduled royalty payment under Section 2.02.

        (c) Notwithstanding any other provisions hereunder, royalty shall accrue and be payable only to the extent that enforcement of the obligation to pay such royalty would not be prohibited by applicable law.

2.04 Records and Adjustments

        (a) [ * ] to pay royalties under Section 2.02, hereinafter referred to as "the Entity", shall keep full, clear and accurate records so as to enable LUCENT to ascertain the proper royalty due thereunder. The Entity shall retain such records with respect to each product for at least five
(5) years from the sale, lease or putting into use of such product. LUCENT shall have the right through an independent, nationally recognized accounting firm (hereinafter "auditors") to make an examination, during normal business hours, but upon at least fourteen (14) calendar days notice, of all records and accounts bearing upon the amount of royalty payable to it under Section 2.02. LUCENT's right to have auditors inspect the Entity's records and accounts shall be limited to one audit per calendar year, unless the immediately previous audit revealed an underpayment by the Entity of at least ten percent (10%) for the audited period. Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such examination. The auditors must execute an appropriate confidential information nondisclosure agreement (NDA) with the Entity prior to its inspection of the Entity's records.

        (b) Independent of any such examination, LUCENT will credit the Entity against future royalty payments, provided there are any, the amount of any overpayment of royalties made in error which is identified and fully explained in a written notice to LUCENT delivered within five (5) years after the due date of the payment which included such alleged overpayment, provided that LUCENT is able to verify, to its own satisfaction, the existence and extent of the overpayment.

        (c) No refund, credit or other adjustment of royalty payments shall be made by LUCENT except as provided in this Section 2.04. Rights conferred by this Section 2.04 shall not be affected by any statement appearing on any check or other document, except to the extent that any such right is expressly waived or surrendered by a party having such right and signing such statement.

2.05 Reports and Payments

        (a)     The provisions of Section 2.05 shall apply [ * ]

        (b) Within sixty (60) days after each anniversary date of the end of the SEMIANNUAL PERIOD that [ * ]

(i) [ * ]
(ii) [ * ]
(iii) [ * ]
(iv) the amount of royalty, if any, payable for the twelve month period in (i).

If there are no [ * ] for the twelve month period, the statement shall show that fact.

        (c) Within such sixty (60) days the acquired, separately identifiable business or the acquiring company shall pay in United States dollars to LUCENT at the address specified in Section 4.03 the royalties payable in accordance with such statement. Any conversion to United States dollars shall be at the prevailing rate for bank cable transfers as quoted for the last day of such semiannual period by leading United States banks in New
York City dealing in the foreign exchange market.

        (d) If payment for a semiannual period is overdue, such payment shall be subject to a late payment charge calculated at an annual rate of three percentage points (3%) over the prime rate or successive prime rates quoted for the last day of such semiannual period by leading U.S. banks in New
York City during delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.


ARTICLE III

TERMINATION


3.01 Breach

In the event of a breach of this Agreement by either party, the other party may, in addition to any other remedies that it may have, at any time terminate all licenses and rights granted by it hereunder by not less than two (2) months' written notice specifying such breach, unless within the period of such notice all breaches specified therein shall have been remedied. Exercise of the right of either party to terminate this Agreement pursuant to this Section 3.01 shall be subject to challenge in accordance with Section 4.08, in which case the effectiveness of such termination shall be determined by the Dispute Resolution process defined in Section 4.08.


3.02 Voluntary Termination

By written notice to the other party, either party may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder. Such notice shall specify the effective date (not more than six (6) months prior to the giving of said notice) of such termination and shall clearly specify any affected patent, invention or product.

3.03 Survival

        (a) If a company ceases to be a RELATED COMPANY of a party, licenses and rights granted hereunder with respect to patents of such company on inventions made prior to the date of such cessation, shall not be affected by such cessation.

        (b) Any termination of licenses and rights of a party under the provisions of this Article III shall not affect such party's licenses, rights and obligations with respect to any LICENSED PRODUCT made prior to such termination, and shall not affect the other party's licenses and rights (and obligations related thereto) hereunder.


ARTICLE IV

MISCELLANEOUS PROVISIONS


4.01 Disclaimer

Neither party nor any of its SUBSIDIARIES makes any representations, extends any warranties of any kind, assumes any responsibility or obligations whatever, or confers any right by implication, estoppel or otherwise, other than the licenses, rights and warranties herein expressly granted.

4.02 [ * ]

4.03 Addresses

        (a) Any notice or other communication hereunder shall be sufficiently given to CENTIGRAM when sent by certified mail addressed to Centigram Communications Corporation, 91 East Tasman Drive, San Jose, California
95134, Attn: President, or to LUCENT when sent by certified mail addressed to Contract Administrator, Intellectual Property Business, Lucent
Technologies Inc., Suite 105, 14645 N.W. 77th Avenue, Miami Lakes, Florida 33014, United States of America. Changes in such addresses may be specified by written notice.

        (b) Payments by CENTIGRAM shall be made to LUCENT at Sun Trust, P.O. Box 913021, Orlando, Florida, 32891-3021, United States of America. Alternatively, payments to LUCENT may be made by bank wire transfers to LUCENT's account: Lucent Technologies Licensing, Account No. 910-2-568475,
Swift Code: CHASUS33, ABA Code: 021000021, at Chase Manhattan Bank, N.A.,
55 Water Street, New York, New York 10041, United States of America.
Changes in such address or account may be specified by written notice.

4.04 Taxes

        (a) CENTIGRAM shall bear all taxes, duties, levies, or similar charges ("taxes"), including interest and penalties thereon, however designated, imposed as a result of the operation or existence of this Agreement, including taxes which CENTIGRAM is required to withhold or deduct from payments to LUCENT, except (i) any net income tax imposed upon LUCENT by any governmental entity within the United States (the fifty (50) states and the District of Columbia), and (ii) any tax imposed upon LUCENT by jurisdictions outside the United States if such tax is allowable as a credit against the United States income taxes of LUCENT or is actually fully usable as a credit toward the income taxes of LUCENT in the jurisdiction in which the tax is imposed. In order for the exception in
(ii) to be effective, CENTIGRAM must furnish to LUCENT evidence sufficient to satisfy the United States or other country's taxing authorities that such taxes have been paid. Such evidence must be furnished to LUCENT within sixty (60) days of CENTIGRAM's actual receipt thereof from the local taxing authority.

        (b) If CENTIGRAM is required to bear a tax, duty, levy, or similar charge pursuant to (a) above, CENTIGRAM shall pay such tax, duty, levy or similar charge and any additional amounts as are necessary to ensure that the net amounts received by LUCENT hereunder after all such payments or withholdings equal the amounts to which LUCENT is otherwise entitled under this Agreement as if such tax, duty, levy or similar charge did not apply.

4.05 Choice of Law

The parties are familiar with the principles of New York commercial law, and desire and agree that the law of New York shall apply in any dispute arising with respect to this Agreement.

4.06 Integration

This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them. Neither of the parties shall be bound by any warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized representative of the party to be bound thereby.

4.07 Outside the United States

        (a) There are countries in which the owner of an invention is entitled to compensation, damages or other monetary award for another's unlicensed manufacture, sale, lease, use or importation involving such invention prior to the date of issuance of a patent for such invention but on or after a certain earlier date, hereinafter referred to as the invention's
"protection commencement date" (e.g., the date of publication of allowed claims or the date of publication or "laying open" of the filed patent application). In some instances, other conditions precedent must also be fulfilled (e.g., knowledge or actual notification of the filed patent
application).   The parties agree that (i) an invention which has a
protection commencement date in any such country may be used in such country pursuant to the terms of this Agreement on and after any such date, and (ii) all such conditions precedent are deemed satisfied by this Agreement.

        (b) There may be countries in which a party hereto may have, as a consequence of this Agreement, rights against infringers of the other party's patents licensed hereunder. Each party hereby waives any such right it may have by reason of any third party's infringement or alleged infringement of any such patents.

        (c) CENTIGRAM hereby agrees to register or cause to be registered, to the extent required by applicable law, and without expense to LUCENT or any of its RELATED COMPANIES, any agreements wherein sublicenses are granted by it under LUCENT's PATENTS. CENTIGRAM hereby waives any and all claims or defenses, arising by virtue of the absence of such registration, that might otherwise limit or affect its obligations to LUCENT.

4.08 Dispute Resolution

In the event a dispute or disagreement (hereinafter called "Dispute") arises between the parties in connection with the interpretation of any provision of this Agreement or the compliance or noncompliance therewith, or the validity or enforceability thereof, or the performance or nonperformance of either party to the Agreement, the following Dispute resolution process shall be followed by the parties:

        (a) A dispute will be deemed to have arisen upon the delivery of a written "Dispute Notice" advising of the nature of the dispute. Upon such delivery, the parties agree to attempt to resolve the Dispute in a prompt and expeditious manner. Except for the Notice of Dispute, all communications between the parties will be on a without prejudice basis.

        (b) If the parties have not been able to resolve the Dispute in a prompt and expeditious manner after delivery of the Dispute Notice, either party may at any time thereafter request by written notice to the other that the dispute be escalated to Senior Management.

        (c) In the event a request is made under (b) hereinabove, each party shall make available the senior executives specified in this subparagraph who shall meet within fifteen (15) business days after such request is made at the offices of the party which received the request to attempt to resolve the Dispute. The Senior Management for each party is as follows:

                        Centigram Communications Corporation

                        Mr. Thomas Brunton
                        Chief Financial Officer

                        Lucent Technologies Inc.

                        Contract Manager
                        Intellectual Property Business

Either party may change the Senior Management appointee upon prior written notice to the other.

                (d) In case such Dispute is not settled amicable by Senior Management within forty-five (45) days of escalation to Senior Management, such Dispute will be arbitrated by an Arbitration Board acting in accordance with the rules of The American Arbitration Association, whose decision will be final and binding upon the parties. The Arbitration Board will consist of the person or persons that the parties may agree on and in default of agreement within twenty (20) days following the expiration of the above-mentioned forty-five (45) day period, each of the parties in dispute shall nominate one member to serve on the Arbitration Board and shall give notice to the other party of the name of its nominee. If one party fails to give this notice within the later of fifteen (15) days after the other party has done so or sixty (60) days of escalation to Senior Management, then the member nominated by the other party shall constitute the Arbitration Board. If each party gives this notice, then the two members so nominated by agreement shall select a third member who shall be Chairman. If the original two members are unable to agree upon a third member within thirty (30) days after the second notice has been given, then either party may apply to a Judge of an appropriate Court of the jurisdiction in which the arbitration will take place to appoint the third member who shall be unconditionally accepted by both parties. The place of arbitration for disputes for which arbitration is initiated by LUCENT will be San Jose or Palo Alto, California (to be selected by CENTIGRAM) and the place of arbitration for disputes for which arbitration is initiated by CENTIGRAM will be New York, New York. Each member shall have knowledge of and experience in the telecommunications and/or voice mail industry and shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of the agreement. The arbitration hearing will commence within sixty (60) days after appointment of the Arbitration Board is done.

        (e) Expenses related to the compensation and expenses of the Arbitration Board will be borne equally by the parties.

        (f) Each party shall bear the cost of preparing its own case. However, the Arbitration Board will have the right to include in the award the prevailing party's costs of arbitration and reasonable fees of attorneys, accountants, engineers and other professionals incurred by it in connection with the arbitration.

        (g) Any award made (i) shall be a holding for or against a party and affording such remedy as is deemed equitable, just and within the scope of the agreement; provided that any monetary award be accompanied by an accounting summary sufficient to assure that the provisions of this Agreement, including subsection (k) of this Section 4.08 set forth below, have been followed; (ii) shall be without findings as to issues of patent validity and/or infringement; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrators; and (v) may be entered in any court of competent jurisdiction within the continental
United States.

        (h) The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any such termination.

        (i) The agreement shall be interpreted in accordance with the laws of the State of New York exclusive of its conflict of laws provisions.

        (j) A request by a party to a court for interim measures shall not be deemed a waiver of the obligation to mediate and arbitrate.

        (k) The arbitrator shall not have authority to award punitive or other damages in excess of compensatory damages and each party irrevocably waives any claim thereto.

        (l) The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of any activities under this Section 4.08 in confidence except to the extent required for enforcement of any award in a court of law or defense of such court action alleging improprieties in the arbitration process.

4.09 Releases

        (a) In consideration of [ * ] and other good and valuable consideration paid by CENTIGRAM to LUCENT, and subject to the receipt thereof, LUCENT, for itself and for its present RELATED COMPANIES, hereby releases CENTIGRAM, its present RELATED COMPANIES, all of the present and former directors of such companies, and all customers (purchasers and users) of products of the kinds herein licensed as of the effective date hereof to CENTIGRAM, from all claims, demands and rights of action which LUCENT or any of its present RELATED COMPANIES may have on account of any infringement or alleged infringement of any patent issued in any country of the world by reason of the manufacture or any past or future use, lease, sale or importation of any of such products which, prior to the effective date hereof, were manufactured by or for, or used, furnished or imported by CENTIGRAM or any of its present RELATED COMPANIES. The releases granted in this Section 4.09(a) with respect to any of CENTIGRAM's present RELATED COMPANIES cover any such company for all time periods prior to its becoming a RELATED COMPANY of CENTIGRAM.


        (b) CENTIGRAM, for itself and for its present RELATED COMPANIES, hereby releases LUCENT, both in its present form and as part of AT&T Corp., LUCENT's present RELATED COMPANIES, all of the present and former directors of such companies, and all customers (purchasers and users) of products of the kinds herein licensed as of the effective date hereof to LUCENT, from all claims, demands and rights of action which CENTIGRAM or any of its present RELATED COMPANIES may have on account of any infringement or alleged infringement of any patent issued in any country of the world by reason of the manufacture or any past or future use, lease, sale or importation of any of such products which, prior to the effective date hereof, were manufactured by or for, or used, furnished or imported by LUCENT, both in its present form and as part of AT&T Corp., or any of its present RELATED COMPANIES. The releases granted in this Section 4.09(b) with respect to any of LUCENT's present RELATED COMPANIES cover any such company for all time periods prior to its becoming a RELATED COMPANY of LUCENT.

4.10    Confidentiality

Neither party shall disclose any of the terms and conditions (including but not limited to payments) of this Agreement without the written consent of the other party, unless such disclosure is:

(i) in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that the disclosing party shall have given prior notice to the other party and made a reasonable effort to obtain a protective order requiring that the information so disclosed be used only for the purposes for which the order was issued; or

(ii) otherwise required by law, including but not limited to disclosures required by securities laws or regulations; or

(iii) necessary to establish rights under this Agreement; or necessary for use by outside accountants and legal counsel.

Notwithstanding (ii) and (iii), each party shall take reasonable steps to preclude the release of the financial terms of this Agreement such as, for example, filing this Agreement in confidence with the Securities and Exchange Commission (SEC), and deleting the financial terms therefrom in any copy, if any, made available to the public.

4.11    Counterparts

This Agreement may be executed in counterparts, which taken together shall constitute one document.
IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.



                LUCENT TECHNOLOGIES INC.



                By:
                        M. R. Greene
        Vice President - Intellectual Property


                Date:




                CENTIGRAM COMMUNICATIONS CORPORATION




                By:
                        Robert L. Puette
                               President

                Date:





THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY
IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED
REPRESENTATIVES OF BOTH PARTIES.

DEFINITIONS APPENDIX

GENERAL DEFINITIONS:

[ * ]

CENTIGRAM's PATENTS means [ * ]

LICENSED PRODUCT means, as to any grantee, any product (including any specified combination of other products) listed for such grantee in Section 1.01.

LIMITED PERIOD means the period commencing on the effective date of this Agreement and having a duration of [ * ]

LUCENT's PATENTS means [ * ]

RELATED COMPANIES of a company are SUBSIDIARIES of the company and any other company so designated in writing signed by LUCENT and CENTIGRAM.

SEMIANNUAL PERIOD of any year means a twenty-six (26) or twenty-seven (27) week interval. The first SEMIANNUAL PERIOD of any year commencing thirteen weeks before the Saturday closest to October 31st of that year and ending thirteen weeks thereafter and the second SEMIANNUAL PERIOD of that year commencing at the end of the first SEMIANNUAL PERIOD of that year and ending thirteen (13) weeks after the Saturday closest to October 31st of the next year.

[ * ]

SUBSIDIARY of a company means a corporation or other legal entity (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a SUBSIDIARY of such company only as long as such control or ownership and control exists.

? Any term in capital letters which is defined in the Definitions Appendix shall have the meaning specified therein.

[ * ] An asterisk indicates that certain material has been omitted pursuant to an application for confidential treatment. The omitted material has been separately filed with the Securities and Exchange Commission.